Exhibit 99.1

News CapitalSource Inc.

4445 Willard Avenue Twelfth Floor Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS FOURTH QUARTER AND
FULL YEAR 2003 OPERATING RESULTS

•	For the quarter ended December 31, 2003, earned net income of $29.6 million, an increase of 26% from the prior quarter’s pro forma net income.

•	For the quarter ended December 31, 2003, earned diluted net income per share of $0.25.

•	For the year ended December 31, 2003, earned pro forma net income of $82.1 million and pro forma diluted net income per share of $0.77.

•	Grew funded loan portfolio to $2.4 billion, an increase of $430 million, or 22%, from last quarter.

•	Completed a $500 million term debt securitization, our largest and most attractively priced term debt offering to date.

Chevy Chase, MD, January 26, 2004 — CapitalSource Inc. (NYSE: CSE) today reported net income of $29.6 million, or $0.25 per diluted share, for the quarter ended December 31, 2003. For the year ended December 31, 2003, pro forma net income was $82.1 million or $0.77 per diluted share. The pro forma adjustments reflect the conversion of CapitalSource from a limited liability company to a “C” corporation in connection with the company’s August 2003 initial public offering and the impact of corporate income tax on the pre-IPO periods.

Our fourth quarter 2003 earnings compare with pro forma net income of $23.5 million, or $0.21 per diluted share, for the third quarter 2003, representing a 26% increase in net income and a per diluted share increase of 19%. Fourth quarter returns on average assets and average equity were 5.01% and 13.82%, respectively. For the third quarter 2003, pro forma returns on average assets and average equity were 4.55% and 12.92%, respectively.

A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Consolidated Statements of Income.

Loan Portfolio

•	Gross loans increased to $2,417 million as of December 31, 2003, up $430 million or 22% from $1,987 million as of September 30, 2003. This compares to a $246 million increase in gross loans during the third quarter 2003.

Yield / Leverage/ Cost of Funds / Net Interest Margin

•	Yield on our loan portfolio remains strong. Yield on average interest earning assets was 11.75% for the fourth quarter 2003, a decrease of 35 basis points from 12.10% for the third quarter 2003. This decrease was primarily the result of a decrease in yield from prepayment-related fee income. Prepayment-related fee income contributed 76 basis points to yield in the fourth quarter 2003 compared to 115 basis points in the third quarter 2003.

•	Leverage, as measured by the ratio of total debt to equity, increased to 1.93x at December 31, 2003 from 1.53x at September 30, 2003. We expect leverage to continue to increase as we fund the growth in our loan portfolio. We anticipate that the added interest expense from higher leverage will reduce net interest margin in future periods.

•	Cost of funds was 3.44% for the fourth quarter 2003, an increase of 32 basis points from 3.12% for the third quarter 2003. This increase resulted primarily from a change in the method used to amortize deferred financing fees for our term debt as the underlying loans prepay. Partially offsetting this increase was a reclassification of hedge losses from interest expense to loss on derivatives. Had these methodologies been consistently applied throughout 2003, our cost of funds would have been 3.10% for the fourth quarter 2003 and 3.11% for the third quarter 2003.

•	Net interest margin was 9.61% for the fourth quarter 2003, a 49 basis point decrease from 10.10% for the third quarter 2003. The decrease was due to the increase in the cost of funds, a decline in yield, and the effects of higher leverage.

Credit Quality

•	We had no charge offs in the fourth quarter 2003.

•	The provision for loan losses was $2.9 million for the fourth quarter 2003, a decrease of $0.8 million from $3.7 million for the third quarter 2003. Included in this provision were specific reserves totaling $0.6 million compared to specific reserves of $1.8 million in the third quarter 2003.

•	Allowance for loan losses was $18.0 million as of December 31, 2003, a $2.9 million increase from $15.1 million as of September 30, 2003. Allowance for loan losses as a percentage of gross loans was 0.75% as of December 31, 2003, a decrease of 1 basis point from 0.76% as of September 30, 2003.

•	As of December 31, 2003, 0.18% of our total loan portfolio was 60 or more days delinquent compared with 0.24% as of September 30, 2003.

Expenses

•	Total operating expenses were $22.3 million for the fourth quarter 2003, an increase of $5.0 million from $17.3 million for the third quarter 2003. The increase was primarily the result of costs associated with the addition of 26 new employees, other compensation related expenses, higher travel and professional fees related to loan activity, and costs associated with being a public company.

•	Operating expenses as a percentage of average total assets were 3.77% for the fourth quarter 2003, an increase of 41 basis points from 3.36% for the third quarter 2003.

•	We expect operating expenses as a percentage of average total assets to decline in future periods as our expenses are spread over a growing portfolio of loans and other assets.

Other Income

•	Other income was $16.3 million for the fourth quarter 2003, an increase of $9.6 million from $6.7 million for the third quarter 2003. This increase is primarily due to the sale of the majority of our equity investment in MedCap Properties LLC for an estimated pretax gain of $12.6 million. Excluding the realized gain on the sale of our equity investment, net income for the fourth quarter was $21.8 million, or $0.18 per diluted share. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Consolidated Statements of Income.

Income Taxes

•	We provided for income taxes on the income earned from August 7, 2003 through December 31, 2003 based on a 38% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and all income taxes were paid by the members.

Funding and Liquidity

•	During the fourth quarter of 2003, we completed an offering of floating-rate asset-backed notes, which are backed by a $500 million pool of senior and subordinated commercial loans originated by us. This was our largest, most attractively priced, and most efficient term debt financing to date.

•	The offered notes totaled $432.5 million, or 86.5% of the collateral pool. This compares favorably to the 82.5% leverage we have achieved in each of our prior term debt securitizations. In addition to higher leverage, which was due to the first-time sale of a BBB-rated class of notes, the blended pricing of one-month LIBOR plus 63 basis points for the AAA, AA and A rated classes was significantly improved from the prior term debt offering’s blended pricing of one-month LIBOR plus 81 basis points. Finally, the structure used in this financing should result in our maintaining the favorable leverage and attractive funding cost throughout the term of the financing. The proceeds of the offering were used to repay borrowings under certain of our credit facilities.

Conference Call and Webcast

We will host a conference call on Monday, January 26, 2004 at 5:30 p.m. EST to discuss its fourth quarter and full year 2003 results. If you wish to participate, please call (800) 810-0924 approximately 10 minutes in advance. The call will also be webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 8:30 p.m. EST January 26, 2004 and will run through February 2, 2004. Please call (888) 203-1112 or (719) 457-0820 (pass code: 279218). An audio replay also will be available on the Investor Relations page of CapitalSource’s website.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we have outstanding more than $3.6 billion in loan commitments. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, and San Francisco. We have 285 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our registration statement on Form S-1 as filed with the SEC on January 23, 2004. We are under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	December 31,

	2003	2002

	(unaudited)
Assets
Cash and cash equivalents	$69,865	$49,806
Restricted cash	79,913	28,873
Loans:
Loans	2,416,907	1,073,680
Less deferred fees and discounts	(59,793)	(30,316)
Less allowance for loan losses	(18,025)	(6,688)

Loans, net	2,339,089	1,036,676
Investments	39,788	23,670
Deferred financing fees, net	17,348	11,214
Property and equipment, net	8,590	5,087
Other assets	12,498	5,279

Total assets	$2,567,091	$1,160,605

Liabilities and shareholders’ equity
Liabilities:
Repurchase obligations	$8,446	$—
Credit facilities	737,998	240,501
Term debt	923,208	428,585
Accounts payable and other liabilities	29,466	15,803
Due diligence deposits	841	2,034

Total liabilities	1,699,959	686,923
Shareholders’ equity:
Members’ equity (101,000,000 units authorized; no units and 99,289,800 units outstanding, respectively)	—	473,765
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 118,780,773 and no shares outstanding , respectively)	1,188	—
Additional paid-in capital	777,766	—
Retained earnings	108,182	—
Deferred compensation	(21,065)	—
Accumulated other comprehensive income (loss)	1,061	(83)

Total shareholders’ equity	867,132	473,682

Total liabilities and shareholders’ equity	$2,567,091	$1,160,605

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)

	Three Months Ended
	December 31,		Year Ended December 31,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Net interest and fee income:
Interest	$53,797	$25,203	$175,169	$73,591
Fee income	15,358	5,142	50,596	17,512

Total interest and fee income	69,155	30,345	225,765	91,103
Interest expense	12,547	4,722	39,956	13,974

Net interest and fee income	56,608	25,623	185,809	77,129
Provision for loan losses	2,876	6,688	11,337	6,688

Net interest and fee income after provision for loan losses	53,732	18,935	174,472	70,441
Operating expenses:
Compensation and benefits	13,841	8,664	44,460	22,724
Other administrative expenses	8,464	3,176	23,347	10,871

Total operating expenses	22,305	11,840	67,807	33,595
Other income (expense):
Diligence deposits forfeited	848	815	3,071	1,844
Gain on investments	12,968	639	18,067	3,573
Loss on derivatives	(692)	(612)	(760)	(1,396)
Other income	3,206	55	5,437	715

Total other income	16,330	897	25,815	4,736

Net income before income taxes	47,757	7,992	132,480	41,582
Income taxes	18,148	—	24,712	—

Net income	$29,609	$7,992	$107,768	$41,582

Net income per share:
Basic	$0.25	$0.08	$1.02	$0.43
Diluted	$0.25	$0.08	$1.01	$0.42
Average shares outstanding:
Basic	116,624,034	97,890,403	105,281,806	97,701,088
Diluted	118,403,945	99,873,522	107,170,585	99,728,331

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Year Ended
				December 31,
	December 31,	September 30,	December 31,
	2003	2003	2002	2003	2002

Net income before income taxes	$47,757	$37,859	$7,992	$132,480	$41,582
Income taxes	18,148	6,564	—	24,712	—
Pro forma income taxes (a)	—	7,822	3,037	25,630	15,801

Pro forma net income	$29,609	$23,473	$4,955	$82,138	$25,781

Pro forma net income per share (a):
Basic	$0.25	$0.22	$0.05	$0.78	$0.26
Diluted	$0.25	$0.21	$0.05	$0.77	$0.26
Average shares outstanding:
Basic	116,624,034	108,969,401	97,890,403	105,281,806	97,701,088
Diluted	118,403,945	110,824,452	99,873,522	107,170,585	99,728,331
Pro forma return on average assets (a)	5.01%	4.55%	1.91%	4.34%	3.49%
Pro forma return on average equity (a)	13.82%	12.92%	4.45%	12.37%	7.76%

Three Months
Ended
December 31,
2003

Pro forma net income (b):
Net income before income taxes	$47,757
Gain on sale of MedCap	(12,629)

Pro forma net income before income taxes	35,128
Pro forma income taxes	13,349

Pro forma net income	$21,779

Pro forma net income per share (b):
Basic	$0.19
Diluted	$0.18

(a)	Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. The unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes provision for income taxes with a combined federal and state effective tax rate of 38%.

(b)	Adjusted to reflect results excluding the gain on sale of our equity investment in MedCap Properties LLC.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
				December 31,
	December 31,	September 30,	December 31,
	2003	2003	2002	2003	2002

Performance Ratios:
Net interest margin	9.61	10.10	9.93	9.81	10.50
Operating expenses as a percentage of average total assets	3.77	3.36	4.57	3.58	4.55
Efficiency ratio (operating expenses / net interest and fee income)	39.4	33.2	46.2	36.5	43.6
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (at period end)	0.18%	0.24%	0.00%	0.18%	0.00%
Net charge offs as a percentage of average loans	0.00	0.00	0.00	0.00	0.00
Allowance for loan losses as a percentage of loans (at period end)	0.75	0.76	0.62	0.75	0.62
Total debt to equity (at period end)	1.93x	1.53x	1.41x	1.93x	1.41x
Equity to total assets (at period end)	33.8%	39.0%	40.8%	33.8%	40.8%